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                                                                    Exhibit 23.6


         Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
         -------------------------------------------------------------

          We hereby consent to the use of our opinion letter dated July 30, 1997 to the Board of Directors of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell") included as Annex III to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed by True North Communications Inc. ("True North") relating to the proposed merger of Cherokee Acquisition Corporation, a wholly owned subsidiary of True North, with and into Bozell and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary -- The Merger", "The Merger -- Bozell's Reasons for the Merger; Recommendation of its Board of Directors" and "The Merger -- Opinion of Bozell's Financial Advisor".

          In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




                                       MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED

November 20, 1997